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                                                             EXHIBIT 11


                        BARRETT BUSINESS SERVICES, INC.
                      STATEMENT OF CALCULATION OF AVERAGE
                           COMMON SHARES OUTSTANDING



                                                   Three Months    Six Months
                                                      Ended           Ended
                                                  June 30, 1995  June 30, 1995
                                                  -------------  -------------

Primary Earnings Per Share:
  Weighted average number of shares                 6,479,311       6,461,413

  Stock option plan shares to be issued at
    prices ranging from $3.50 to $14.00 per
    share                                             305,559         305,843

  Warrant issues at a price of $4.20 per share         90,000         107,127


Less:  Assumed purchase at average market price
        during the period using proceeds received
        upon exercise of options and purchase of
        stock, and using tax benefits of
        compensation due to premature dispositions   (236,006)       (221,714)
                                                    ---------       ---------

        Total Primary Shares                        6,638,864       6,652,670
                                                   ==========      ==========

Fully Diluted Earnings Per Share:
  Weighted average number of shares                 6,479,311       6,461,413

  Stock option plan shares to be issued at prices
    of ranging from $3.50 to $14.00 per share         305,559         305,843

  Warrant issues at a price of $4.20 per share         90,000         107,127


Less:  Assumed purchase at the higher of ending
        or average market price during the period
        using proceeds received upon exercise of
        options and purchase of stock, and using
        tax benefits of compensation due to pre-
        mature dispositions                          (222,681)       (221,714)
                                                    ---------      ----------
        Total Diluted Shares                        6,652,189       6,652,670
                                                    =========      ==========